EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ESCO Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-63930, 333-186537, 333-192663, 333-223029 and 333-231364) on Form S-8 of ESCO Technologies Inc. (the Company) of our reports dated November 29, 2019, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of September 30, 2019, which reports appear in the September 30, 2019 annual report on Form 10‑K of the Company.

Our report dated November 29, 2019, on the effectiveness of internal control over financial reporting as of September 30, 2019, contains an explanatory paragraph that states the Company acquired Globe Composite Solutions, LLC (Globe) during the year ended September 30, 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2019, Globe’s internal control over financial reporting associated with total assets representing 7.0 percent of consolidated assets and total sales representing 1.1 percent of consolidated net sales, included in the consolidated financial statements of the Company as of and for the year ended September 30, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Globe.

/s/ KPMG LLP

St. Louis, Missouri

November 29, 2019